Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of DS Healthcare Group, Inc. (the “Company”) on Form S-3 of our report dated April 15, 2015, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of DS Healthcare Group, Inc. as of December 31, 2014 and 2013 and for the years then ended, appearing in the Annual Report on Form 10-K of DS Healthcare Group, Inc. for the year ended December 31, 2014. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP

New York, NY

June 1, 2015